Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION

6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Grant of Options

Tulsa, Oklahoma, September 8, 2009. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) is pleased to announce that its board of directors has today approved the grant of options to purchase up to 4.65 million common shares pursuant to its 2001 Stock Incentive Plan.  The options are exercisable at a price of US$0.07 per share and will expire on September 8, 2014.  The grant included 3.2 million shares to officers and directors.  The grant is subject to the approval of the TSX Venture Exchange.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana.  For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

ON BEHALF OF THE BOARD OF DIRECTORS

"Michael Paulk"
Michael Paulk
President & CEO

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward-looking statements also include the intended use of proceeds. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors.  The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity.  Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.

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